SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 14, 2002
Date of Report (Date of Earliest Event Reported)

Loudcloud, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-32377	94-334-0178

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 N. Mathilda Avenue, Sunnyvale, CA 94085
(Address of principal executive offices) (Zip code)

                       (408) 744-7300
(Registrant’s telephone number, including area code)

ITEM 5: OTHER EVENTS

         On June 14, 2002, the Registrant entered into a definitive asset purchase agreement with Electronic Data Systems Corporation, EDS Information Services, L.L.C., and EDS Resource Management Corporation (“EDS”) pursuant to which the Registrant agreed to sell and transfer and EDS agreed to purchase and acquire the assets of the Registrant’s managed services business for $63,500,000 in cash plus the assumption of certain liabilities associated with the managed services business. Completion of the transaction is subject to customary closing conditions, including the Registrant’s stockholder approval and regulatory approvals.

         On June 14, 2002, the Registrant entered into an Opsware License Agreement with EDS pursuant to which the Registrant granted a license to its Opsware automation software to EDS for a period of three years in exchange for minimum commitments of $52,000,000 by EDS. Concurrently with the execution of the Opsware License Agreement, the parties entered into an Opsware Maintenance Agreement in support of the license to the Registrant’s Opsware automation software. The Registrant must develop specified features and functions under the Opsware License Agreement. The license and maintenance agreements will be effective as of the closing of the sale of the Registrant’s managed services business.

         On June 14, 2002, the Registrant exercised an option to repurchase certain notes held by Morgan Stanley & Co. Incorporated for total consideration of $45,000,000, consisting of $42,000,000 in cash and the issuance of 2,046,385 shares of the Registrant’s common stock, valued at approximately $3 million. In connection with the issuance of common stock, the Registrant has agreed to file an S-3 registration statement within 45 days of the exercise of the option to repurchase the notes for the purpose of enabling Morgan Stanley to resell the common stock. All of the notes representing the Registrant’s outstanding debt were cancelled in connection with this transaction.

         On June 17, 2002, the Registrant announced that it will change its name and brand identity to Opsware Inc. Completion of the name change is subject to the Registrants’s stockholder approval.

         On June 17, 2002, the Registrant’s implemented a restructuring program which included a worldwide workforce reduction of approximately 120 employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2002	LOUDCLOUD, INC.

	By:	/s/ Jordan J. Breslow

Jordan J. Breslow
General Counsel and Secretary